UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2008

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement

Hooper Holmes, Inc. (the ‘Company”) is a party to Employee Retention Agreements (that is, change in control agreements) with certain of its executive officers, including:

Name                                                            Title

Michael J. Shea                                Senior Vice President, Chief Financial Officer and Treasurer
Christopher J. Behling                     President, Health & Wellness Division
Burt W. Wolder                                Senior Vice President and Chief Marketing Officer
William F. Kracklauer                       Senior Vice President, General Counsel and Corporate Secretary

Under the terms of the Employee Retention Agreements, each of the Company’s executive officers who is a party to such an agreement is entitled to certain benefits if his employment is terminated during the one-year period following the occurrence of a change in control of the Company.  The terms of the Employee Retention Agreements are more fully described in the Company’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 18, 2008.

Each of the Employee Retention Agreements provides that the agreement becomes effective on the first date during the “Change in Control Period” on which a Change in Control occurs.  The “Change in Control Period” is defined as the period commencing on the date of the agreement and ending on the second anniversary of that date, subject to the following proviso: commencing on first anniversary of the date of the agreement and on each subsequent anniversary of that date (referred to as the renewal date), the Change in Control Period is to be automatically extended so as to terminate two years from the renewal date unless at least 60 days prior to the renewal date the Company gives notice that the Change in Control Period is not to be extended.

On July 7, 2008, Hooper Holmes, Inc. (the “Company”) sent notices of non-renewal of the Change in Control Period specified in the Employee Retention Agreements to each of the Company’s executive officers who is a party to such an agreement.  By virtue of this action, the agreements will cease to have effect upon the expiration of the Change in Control Period in the applicable agreement.  The agreements with Messrs. Shea, Behling, Wolder and Kracklauer will expire on the following dates:

Michael J. Shea                                           May 23, 2010
Christopher J. Behling                                July 27, 2010
Burt W. Wolder                                           July 27, 2010
William F. Krackaluer                                 May 30, 2010

Upon the expiration of the agreements, the Company intends to offer to each of its executive officers who was a party to such an agreement (and is then in the Company’s employ as an executive officer) the opportunity to enter into an Executive Change-in-Control Agreement, containing terms substantially similar to the terms of the Executive Change-in-Control Agreement the Company entered into on April 9, 2008, with Roy H. Bubbs, its President and Chief Executive Officer.  The terms of the Executive Change-in-Control Agreement are more fully described in the Company’s Current Report on Form 8-K, filed with the SEC on April 10, 2008.

The Company’s action in sending the notices of non-renewal of the Change in Control Period in the Employee Retention Agreements to each of its executive officers who is a party to such an agreement, and the contemplated offering to such officers of the opportunity to enter into an Executive Change-in-Control Agreement upon the expiration of the Employee Retention Agreements, is intended to bring the Company’s change in control arrangements with its existing and future executive officers into conformity with what the Company perceives to be executive compensation best practices.  Among the principal differences in the terms of the Employee Retention Agreements and the Executive Change-in-Control Agreement are the following:

Employee Retention Agreements	Executive Change-in-Control Agreement
A change in control is triggered by a person becoming the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities.

A change in control is triggered by a person becoming the beneficial owner of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

Contains a “modified single trigger” provision that allows the executive officer to resign for any reason during a specified window period following a change in control and receive the maximum amount of compensation and benefits provided for under the agreements.

Contains a “double trigger” provision such that if, following a change in control, an executive officer resigns his employment for other than “good reason” (as defined in the agreement), the Company is only obligated to pay his base salary through the termination date.

Provides for a gross-up payment sufficient to cover any excise taxes (as well as penalties and interest) on the amounts payable under the agreements.	Does not provide for a gross-up payment.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:        July 11, 2008                                                        By:           /s/ William F. Kracklauer
William F. Kracklauer
Senior Vice President, General Counsel and Secretary